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                                                                  EXHIBIT (a)(1)

                            CERTIFICATE OF FORMATION

                                       OF

                              WHISTLER FUND, L.L.C.
                              ---------------------

            UNDER SECTION 18-201 OF THE LIMITED LIABILITY COMPANY ACT
                            OF THE STATE OF DELAWARE

               Article 1. Name. The name of the limited liability company (the "Company") is WHISTLER FUND, L.L.C.

               Article 2. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297, County of New Castle. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297, County of New Castle.

               Article 3. Effective Date. The Certificate of Formation shall be effective upon filing.

               IN WITNESS WHEREOF, this certificate has been subscribed on this 30th day of June, 1999 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

                                                  /s/ Paul Belica
                                                  ---------------
                                                  Name:   Paul Belica
                                                  Title:  Manager